Exhibit 99.1

Expected Second Fiscal Quarter 2011 Results. IASIS currently expects that its second fiscal quarter 2011 consolidated net revenue will be between approximately $670.0 million and $680.0 million, while Adjusted EBITDA will be between approximately $76.0 million and $78.0 million. Additionally, IASIS expects its adjusted admissions to increase approximately 10% for the second fiscal quarter 2011, compared to the prior year quarter. On a same-store basis, IASIS expects adjusted admissions to increase approximately 2% for the second fiscal quarter 2011, compared to the prior year quarter. For the second fiscal quarter 2010, we reported consolidated net revenue and Adjusted EBITDA of $624.5 million and $79.6 million, respectively.

This estimate of Adjusted EBITDA for the second fiscal quarter of 2011 includes an estimated $1.4 million in out-of-period settlement costs related to a terminated vendor contract for services provided from fiscal years 2006 to 2008 and $600,000 in start-up costs associated with the Company’s physician professional liability captive insurance program. No such costs were incurred in the prior year quarter.

Adjusted EBITDA is the adjusted EBITDA measure that the Company has historically reported, defined as EBITDA adjusted to exclude certain unusual or non-recurring items and other adjustments, such as stock-based compensation. IASIS believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual or non-recurring items that the Company does not expect to continue in the future. Management uses this non-GAAP financial measure in assessing the Company’s operational performance on a consistent basis from period to period.

IASIS can give no assurance that its outlook for any of the metrics disclosed above will prove to be correct. Estimates of results are inherently uncertain and subject to change. Actual results remain subject to the completion of management’s and the audit committee’s review, as well as the timely interim review of IASIS’ registered independent public accountants. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in IASIS’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and in IASIS’ other filings with the Securities and Exchange Commission.